Exhibit 2.21

To:	(1)	Lion Capital LLP
		21 Grosvenor Place
		London
		SW1X 7HF
		acting for and on behalf of each of:
		(i) Lion Capital Fund I L.P.
		(ii) Lion Capital Fund I A L.P.
		(iii) Lion Capital Fund I B L.P.
		(iv) Lion Capital Fund I C L.P.
		(v) Lion Capital Fund I SBS L.P.; and

	(2)	Lion Capital (Guernsey) Limited
		c/o Aztec Financial Services
		Second Floor
		Tudor House
		Le Bordage
		St Peter Port
		Guernsey GY1 3PP

		(together, the “Lion Funds”)

From:		Central European Distribution Corporation (“CEDC”)
		ul. Bokserska 66
		02-690 Warszawa
		Poland

Date: 19 June 2008

Dear Sirs

Project Rally

1	We refer to the letter agreement dated 22 May 2008 and its schedules attached to this letter agreement (this “Letter”) at Schedule 1 (the “Signing Date Commitment Letter”). This Letter supercedes, amends, and restates the Signing Date Commitment Letter.

2	In this Letter:

“Revised Articles” means the articles of association, including the schedule thereto, in a form identified by the parties to this Letter;

“Revised Equity Documents” means the Revised Shareholders’ Agreement, the Revised Articles and the Revised Loan Note;

“Revised Loan Note Instrument” means the instrument attached at Schedule 3; and

“Revised Shareholders’ Agreement” means the shareholders agreement attached at Schedule 2.

References in this Letter to a “Schedule” are to the schedules to this Letter. Other capitalised terms used but not defined in this Letter have the meaning given to them in the Signing Date Commitment Letter.

3	This Letter is being entered into by the parties to:

(i)	provide comfort to the Lion Funds that CEDC has the ability to satisfy its financial obligations under, and in accordance with, the Revised Equity Documents;

(ii)	provide comfort to CEDC that the Lion Funds will allow CEDC to make the investments contemplated by the Revised Equity Documents on the terms and conditions set forth therein (the “CEDC Investment”); and

(iii)	confirm the parties’ mutual understandings and agreements with respect to the CEDC Investment and the Acquisition.

4	In consideration of the Lion Funds entering into the Revised Equity Documents to which they are, or will be, parties, and in consideration of CEDC entering into the Revised Equity Documents:

4.1	CEDC represents, warrants and undertakes to each of the Lion Funds that:

(i)	(a) CEDC has the corporate power and authority required to enter into this Letter and each of the Revised Equity Documents and the CEDC Documents to which it is or will be a party, (b) any subsidiary of CEDC to which the obligation to fund the CEDC Investment is transferred (“CEDC Investment Vehicle”) has or will have at the time of making the CEDC Investment the corporate power and authority required to enter into each of the Revised Equity Documents and the CEDC Documents to which it is or will be a party, and (c) CEDC has and the CEDC Investment Vehicle will have at the time of making the CEDC Investment the corporate power and authority required to perform their obligations under the Revised Equity Documents and the CEDC Documents in accordance with their terms;

(ii)

CEDC will, and shall procure that the CEDC Investment Vehicle, if any, will (and in such case, both of them where the relevant Revised Equity Document so provides) upon Closing (as such term is defined in the SPA (“Closing”)) and satisfaction of the conditions set forth in paragraph 5 hereof: (x) enter into the Revised Shareholders’ Agreement and perform its, or their, obligations thereunder, including (but not limited to) those under Clause 2 of the Revised Shareholders’ Agreement; (y) subscribe for $181,500,000 of equity pursuant to the terms of the Revised Shareholders’ Agreement; and (z) subscribe for $103,500,000 of notes pursuant to the terms of the Revised Loan Note Instrument (together with (x) and (y), the “Revised Commitment”);

(iii)	it will have at Closing sufficient funds available to fund the Revised Commitment;

(iv)	if Closing takes place it will enter into the Revised Commitment upon being given two business day’s notice by the Lion Funds that it is required to do so; provided that the Revised Commitment shall not be required to be funded earlier than 14 business days from the date of this Letter and for the purposes of this paragraph, “business days” shall be days on which banks in New York are open for general banking business and the NASDAQ is open for trading); and

(v)	there is not in existence any document, agreement, arrangement or understanding in relation to any aspect of the financing of the Acquisition to which CEDC or any of its connected persons or affiliates is a party which might prejudice the ability of CEDC to pay or procure to be paid the amounts payable by them in connection with the Revised Commitment, or to enter into the Revised Equity Documents or the CEDC Documents.

4.2	The Lion Funds represent, warrant and undertake to CEDC that:

(i)	(a) they have the power and authority required to enter into this Letter, and (b) they have or will procure that any of their affiliates to which their obligations in respect of the Acquisition and the Revised Equity Documents are transferred (the “Lion Parties”) have the power and authority to enter into each of the Revised Equity Documents to which they are or will be a party, and the SPA, and to perform their obligations under each of them in accordance with their terms, and to complete the Acquisition on the terms and conditions set forth in the SPA;

(ii)	they will procure that the relevant Lion Parties will upon Closing: (i) enter into the Revised Shareholders’ Agreement and perform their obligations thereunder, including (but not limited to) those under Clause 2 of the Revised Shareholders’ Agreement; and (ii) cause the subscription of $201,000,000 of equity pursuant to the terms of the Revised Shareholders’ Agreement (together with (i), the “Lion Commitment”);

(iii)	they will have at Closing sufficient funds available to fund the Lion Commitment; and

(iv)	there is not in existence any document, agreement, arrangement or understanding in relation to any aspect of the financing of the Acquisition to which the Lion Funds or any of their connected persons or affiliates is a party which might prejudice the ability of the Lion Funds to pay or procure to be paid the amounts payable by them in connection with the Lion Commitment or to enter into the Revised Equity Documents, or to prejudice the ability of CEDC to make the CEDC Investment.

5	CEDC’s obligations in respect of the Revised Commitment are subject to the satisfaction or waiver by CEDC (such waiver being in CEDC’s sole discretion) of the following conditions on or before Closing:

(i)	the Lion Funds shall have provided evidence satisfactory to CEDC (acting reasonably) that the Lion Funds, Lion Capital LLP, Lion Capital General Partner LLP, Lion Capital General Partner II LLP, Lion Capital Carry LP, Lion Capital Carry II LP, or Lion/Latimer GP II (Guernsey) Limited (or an affiliate of any of them) has or will have at Closing sole effective control of Lion/Rally Cayman 1 LP and through their controlling interest in Lion/Rally Cayman 1 LP or otherwise will have effective control of the Company;

(ii)	the Company, Lion/Rally Lux 1 S.A., Lion/Rally Lux 3 S.à r.l. and any other subsidiary or affiliate thereof contemplated by the SPA or the Revised Equity Documents shall have been properly formed and have all corporate and legal authority to carry out or participate in the transactions contemplated by the SPA and the Revised Equity Documents;

(iii)	except as agreed by CEDC (such agreement not to be unreasonably delayed, withheld or conditioned), there having been no changes to (i) the SPA or the schedules thereto; (ii) the Lion Commitment or (iii) the Revised Equity Documents; and

(iv)	no existing order, writ, injunction, decree, statute, rule, regulation or other requirement of any Governmental authority shall have been made, promulgated or enacted that restrains, enjoins, invalidates or declares the CEDC Investment ineffective or otherwise prohibits the CEDC Investment.

6	CEDC hereby undertakes and agrees:

(i)

conditional upon Closing having occurred (and satisfaction of the conditions set forth in paragraph 5 hereof on or before Closing), if CEDC shall fail to enter into (or procure that the CEDC Investment Vehicle enter into) the Revised

Shareholders’ Agreement and/or subscribe and pay for the Revised Commitment, the Put Option arrangements contained in Clause 9 of the Revised Shareholders’ Agreement shall be binding on CEDC from the date of Closing, as if CEDC had entered into the Revised Shareholders’ Agreement, and subject to the terms and conditions thereof; and

(ii)	that any material public announcements made in connection with this Letter, the Acquisition or the entry into the Revised Equity Documents (including but not limited to any announcements required to be made in accordance with applicable law or regulation, to the extent permitted by law) shall be made only following consultation as to the contents of such announcements with the Lion Funds.

7	The Lion Funds hereby undertake and agree:

(i)	conditional upon CEDC having complied with its obligations under this Letter, to allow CEDC to make the CEDC Investment;

(ii)	that CEDC may transfer the obligation to fund the Revised Commitment and to enter into the Revised Equity Documents to any subsidiary, provided that such subsidiary undertakes to fund the Revised Commitment on substantially similar terms to this letter agreement and that CEDC provides a guarantee of such subsidiary’s obligations in respect of the Revised Shareholders’ Agreement (as contemplated in Clause 12 of the Revised Shareholders’ Agreement);

(iii)	that any material public announcements made in connection with this Letter, the Acquisition or the entry into the Revised Equity Documents (including but not limited to any announcements required to be made in accordance with applicable law or regulation, to the extent permitted by law) shall be made only following consultation as to the contents of such announcements with CEDC; and

(iv)	to put in place the corporate structure and related contracts, instruments and agreements contemplated by the Revised Equity Documents (including, without limitation, the Pledge Agreement in favour of CEDC (as defined in the Revised Shareholders’ Agreement)) prior to Closing.

8	The Lion Funds hereby grant to CEDC the right, but not the obligation, to participate in any short-term bridge debt financing provided in relation to the Acquisition by the Lion Funds (a “Bridge Loan”), up to an amount of 40% of any such Bridge Loan.

9

The Lion Funds hereby undertake to CEDC that subject always to the provisions of paragraphs 10 and 11, from the date of this Letter until 31 January 2009, they shall not, without CEDC’s consent, which shall not be unreasonably withheld or delayed, enter into any agreement for loan facilities to be used for the purposes of (a) financing the Acquisition by the Company or any subsidiary thereof (a “Financing”) but excluding, for the avoidance of doubt, (i) any loan notes issued to the Sellers or their affiliates pursuant to the terms of the SPA and (ii) any shareholder debt, or (b) refinancing the debt of RAG outstanding at Closing (a “Refinancing”). The right granted to CEDC pursuant to this paragraph 9 shall be known as the “CEDC Veto Right”.

10	The CEDC Veto Right shall not apply to: (a) the first US$80 million of loan facilities utilised and applied to a Refinancing, and which have an interest rate of (x) 10% or less if such loan facilities are denominated in Euros or US dollars or (y) 11% or less if such loan facilities are denominated in Roubles (together with (x), the “Maximum Applicable Rate”); (b) the rollover or renewal of any debt of RAG at Closing which has an interest rate less than the Maximum Applicable Rate; and (c) any Bridge Loan(s) made by the Lion Funds. For the avoidance of doubt, CEDC shall have the right to participate in any such Bridge Loan(s), in accordance with the provisions of paragraph 8. Loans falling within (a), (b), and (c) of the preceding sentence are hereafter referred to as “Interim Facilities”. The CEDC Veto Right shall apply to any subsequent refinancing of the Interim Facilities, unless such refinancing takes the form of further Interim Facilities, in which case the CEDC Veto Right shall not apply. Notwithstanding the provisions of the foregoing, the CEDC Veto Right shall, however, apply to any rollover of any Bridge Loan(s).

11	CEDC hereby undertakes to the Lion Funds not to exercise the CEDC Veto Right if the Lion Funds or any affiliate thereof, in connection with a Financing or a Refinancing, enter into a financing package with Goldman Sachs in the form identified by the parties to this Letter on the date of this Letter.

12	The Lion Funds hereby undertake to CEDC, conditional upon Closing and CEDC subscribing the amounts contemplated by the Revised Commitment, to procure that, at Closing, payment of an amount of $4,722,500 is made to CEDC, by way of a fee for its entering into this Letter. At Closing, CEDC shall be allowed to fund the Revised Commitment net of such fee.

13	CEDC acknowledges that the Lion Funds will be relying on the provisions of this Letter in entering into the SPA. The Lion Funds acknowledge that CEDC will be relying on the provisions of this Letter in entering into the financing and corporate undertakings required to make the CEDC Investment.

14

Notwithstanding anything that may be expressed or implied in this Letter, CEDC and the Lion Funds, each by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no person other than CEDC and the Lion Funds shall have any obligation hereunder and that no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, and no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by, any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of CEDC or the Lion Funds or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statue, regulation or other applicable law, for any obligations of CEDC or any of the Lion Funds under this Letter or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligations or their creation. This paragraph 14 does not exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

15	Each of the parties to this Letter hereby acknowledge that the limited partners in the Lion Funds have limited liability (for the purposes of this Letter and otherwise), except that such liability shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation, and, notwithstanding any other provision in this Letter each party hereby agrees that the liability of the partners in any of the parties which is constituted as a limited partnership shall be regulated in accordance with the jurisdiction in which that limited partnership is registered or otherwise constituted.

16	The parties hereto acknowledge that any liability of CEDC arising from its failure to fund the Revised Commitment (which the parties acknowledge is subject to Closing and satisfaction of the conditions set forth in paragraph 5 hereof) shall be reduced, pro rata, by any amounts recovered pursuant to the terms of the Bidco Commitment Letter by Bidco or the Seller.

17	This Letter is confidential and may not be disclosed by a party to any third party other than to the financial or professional advisers of the Lion Funds or CEDC in connection with the Acquisition, or as may be required by law, regulation or any governmental or competent regulatory authority, without the prior written consent of the other party.

18	This Letter shall be governed by and construed in accordance with English law and the parties hereto hereby submit to the exclusive jurisdiction of the English courts.

Yours faithfully

/s/ William Carey
Name: William Carey Title: President for and on behalf of Central European Distribution Corporation

Agreed and accepted on behalf of Lion Capital Fund I L.P. Lion Capital Fund I A L.P. Lion Capital Fund I B L.P. Lion Capital Fund I C L.P. Lion Capital Fund I SBS L.P.

/s/ James Cocker
Name: James Cocker Title: Duly Authorized Attorney for and on behalf of Lion Capital LLP

/s/ Rob Jones
Name: Rob Jones Title: Director for and on behalf of Lion Capital (Guernsey) Limited

SCHEDULE 1

SIGNING DATE COMMITMENT LETTER

SCHEDULE 2

REVISED SHAREHOLDERS’ AGREEMENT

SCHEDULE 3

REVISED LOAN NOTE INSTRUMENT